EXHIBIT 23.1

CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of International Land Alliance, Inc. on Form S-1 whereby the Company plans to sell up to 2,000,000 shares of its common stock, and certain shareholders propose to sell up to 710,000 shares of the Company's common stock.  Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart
William T. Hart
November 4, 2016